As filed with the Securities and Exchange Commission on March 10, 1997
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                             CUC INTERNATIONAL INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                                    06-0918165
(State or Other Jurisdiction of
 Incorporation or Organization)            (I.R.S. Employer Identification No.)

                                707 SUMMER STREET
                           STAMFORD, CONNECTICUT 06901
                                 (203) 324-9261


               (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                COSMO CORIGLIANO
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             CUC INTERNATIONAL INC.
                                707 SUMMER STREET
                           STAMFORD, CONNECTICUT 06901
                                 (203) 324-9261


                       (NAME, ADDRESS, INCLUDING ZIP CODE,
        AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    Copy to:

                               Amy N. Lipton, Esq.
                            Senior Vice President and
                                 General Counsel
                             CUC International Inc.
                                707 Summer Street
                           Stamford, Connecticut 06901
                                 (203) 324-9261


Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                                CALCULATION OF REGISTRATION FEE(1)
==================================================================================================================================
                                                                Proposed Maximum        Proposed Maximum
Title of Each Class of Securities to be     Amount to be         Offering Price        Aggregate Offering   Amount of Registration
               Registered                    Registered           Per Unit (1)             Price (1)                 Fee
----------------------------------------------------------------------------------------------------------------------------------
3% Convertible Subordinated Notes Due       $550,000,000              100%                $550,000,000           $166,666.67
February 15, 2002
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share      17,959,205(2)               -                      -                      -
==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended (the "Securities Act").
(2) Such number represents the maximum number of shares of underlying Common Stock that are issuable upon conversion of the 3% Convertible Subordinated Notes Due February 15, 2002 registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                   SUBJECT TO COMPLETION, DATED MARCH 10, 1997
PROSPECTUS
                             CUC INTERNATIONAL INC.
                                  $550,000,000
                          Aggregate Principal Amount of
             3% Convertible Subordinated Notes Due February 15, 2002
                                   17,959,205
                             Shares of Common Stock
                                ($.01 Par Value)

         This Prospectus relates to the offer and sale by the Selling Securityholders listed herein of up to $550,000,000 aggregate principal amount of the 3% Convertible Subordinated Notes Due February 15, 2002 (the "Notes") of CUC International Inc., a Delaware corporation ("CUC" or the "Company"), and up to 17,959,205 shares (the "Shares", and collectively with the Notes, the "Securities") of the common stock, $.01 par value (the "Common Stock"), of the Company issuable upon conversion of the Notes in full. The Notes were issued under an Indenture dated as of February 11, 1997 (the "Indenture"), between the Company and Marine Midland Bank, as trustee (the "Trustee"). Interest on the Notes is payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 1997. The Notes are convertible, in whole or in part, at the option of the holder at any time on or after May 12, 1997 and prior to the close of business on February 15, 2002, unless previously redeemed, into shares of Common Stock at a conversion price of $30.625 per share (equivalent to a conversion rate of 32.6531 shares of Common Stock per $1,000 principal amount of the Notes), subject to adjustment in certain circumstances. See "Description of Notes - Conversion Rights". The Notes are redeemable at the Company's option at any time on and after February 15, 2000 at the redemption prices specified therein, together with accrued and unpaid interest thereon to the date of redemption. See "Description of Notes" - Optional Redemption". In the event of a Change-in-Control (as defined in the Indenture), each holder of Notes may require the Company to purchase its Notes, in whole or in part, at a purchase price equal to 100% of the principal amount of Notes to be purchased, plus accrued and unpaid interest thereon to the purchase date, for cash or, at the Company's election, Common Stock (valued at 95% of the average closing sale prices of the Common Stock for the five trading days ending on and including the third trading day prior to the purchase date). See "Description of Notes - Purchase at Option of Holders Upon a Change-in-Control".

         All of the Securities offered hereby are being offered for sale and sold, from time to time, by the Selling Securityholders. None of the proceeds from the sale of the Securities by the Selling Securityholders will be received by the Company. The Company has agreed to bear certain expenses incident to the registration of the Securities under federal or state securities laws and to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Notes are general unsecured obligations of the Company and subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture) of the Company. In addition, the Notes are effectively subordinated in right of payment to all indebtedness and other liabilities that may be incurred by any subsidiary of the Company. The Indenture does not restrict the incurrence, assumption or guaranty of indebtedness, including Senior Debt, by the Company or any subsidiary thereof. See "Description of Notes
- Subordination".

         The Securities may be offered for sale by the Selling Securityholders from time to time in transactions effected through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association on which the Securities are then listed, admitted to unlisted trading privileges or included for quotation, in privately negotiated transactions, or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent or to whom they sell Securities as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). To the extent required, the names of any agents, broker-dealers or underwriters, the amount and nature of any commissions, concessions, allowances or discounts and any other required information with respect to any particular offer of Securities by the Selling Securityholders, will be set forth in a Prospectus Supplement. See "Selling Securityholders" and "Plan of Distribution."

         The Selling Securityholders and any underwriters, dealers or agents which participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit realized on the resale of the Securities purchased by them may be deemed to constitute underwriting commissions, concessions, allowances or discounts under the Securities Act. See "Plan of Distribution."

         On February 11, 1997, the Company completed the issuance and sale of the Notes to Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Allen & Company Incorporated, Alex. Brown & Sons Incorporated, Furman Selz LLC and Hambrecht & Quist LLC, as initial purchasers (collectively, the "Purchasers"), in an unregistered private placement conducted pursuant to Regulation D under the Securities Act (the "Unregistered Notes Placement"). The Purchasers subsequently advised the Company that they resold $484,565,000 principal amount of the Notes in the United States to

"qualified institutional buyers" in reliance on Rule 144A under the Securities Act (the "Rule 144A Notes") and $57,150,000 principal amount of Notes outside of the United States in offshore transactions to investors in reliance on Regulation S under the Securities Act (the "Regulation S Notes"). In addition, Goldman, Sachs & Co. notified the Company that it resold in the United States $8,285,000 principal amount of the Notes to four institutions that at the time of such resale were "accredited investors" within the meaning of Rule 501(a)(1),
(2), (3) or (7) under the Securities Act (the "Institutional Notes"). Such resales were contemplated by the Unregistered Notes Placement and all $550,000,000 aggregate principal amount of the 144A Notes, the Regulation S Notes and the Institutional Notes (including the Common Stock issuable upon conversion thereof) have been included in the Registration Statement of which this Prospectus is a part, in accordance with the terms and subject to the conditions of the registration rights agreement described below, to permit secondary trading of the Notes and the underlying Shares without restriction under the Securities Act.

         The Company has filed the Registration Statement of which this Prospectus is a part to satisfy its obligations under a certain registration rights agreement dated as of February 11, 1997 entered into with a representative of the Purchasers on behalf of all Holders (as defined in the Indenture) of the Notes (and holders of record of the Shares issued upon conversion thereof). See "Description of Notes - Registration Rights".

         The Rule 144A Notes have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market of the National Association of Securities Dealers, Inc. The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated inter-dealer quotation system.

         The Common Stock is listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "CU." The closing sale price of the Common Stock as reported on the NYSE Composite Tape on March 6, 1997 was $23-3/8 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is _________ __, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy statements, information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection at the Commission's regional offices located at 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, and at the Commission's Web site at (http://www.sec.gov). Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements, information statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents (and the amendments thereto) filed by the Company (File No. 1-10308) with the Commission pursuant to the Exchange Act are incorporated herein by reference and are made a part hereof:

                  (i) The Company's Annual Report on Form 10-K for its fiscal year ended January 31, 1996 (the "CUC 10-K"), filed with the Commission on April 26, 1996;

                  (ii) The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended April 30, 1996, filed with the Commission on June 14, 1996;

                  (iii) The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended July 31, 1996, filed with the Commission on September 16, 1996;

                  (iv) The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended October 31, 1996 filed with the Commission on December 13, 1996;

                  (v) The Company's Current Reports on Form 8-K, filed with the Commission on February 21, 1996, February 22, 1996, March 12, 1996, April 22, 1996, August 5, 1996, August 14, 1996, September 17, 1996, September 19, 1996,
September 26, 1996, October 7, 1996, October 28, 1996, January 22, 1997, January 31, 1997, February 4, 1997, February 13, 1997 and February 26, 1997; and

                  (vi) The description of the Common Stock contained in the Company's Registration Statements on Form 8-A, filed with the Commission on July 27, 1984 and August 15, 1989, including any amendment or report filed for the purposes of updating such description.

                  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference and to be a part hereof on and from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  Copies of all documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), will be provided without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered upon the written or oral request of such person. Requests for such copies should be directed to the Company, 707 Summer Street, Stamford, Connecticut 06901, Attention: Secretary, telephone: (203) 324-9261.

         No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Securityholder or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance imply that there has been no change in the affairs of the Company since the date hereof.

                                     SUMMARY

         The following summary is qualified in its entirety by the information set forth elsewhere in this Prospectus and incorporated by reference herein. Unless the context otherwise requires, references in this Prospectus to "CUC" and the "Company" refer to CUC International Inc. and its consolidated subsidiaries.


                                   THE COMPANY

GENERAL

         The Company is a leading technology-driven, membership-based consumer services company that provides more than 63.8 million customers worldwide with access to home shopping, travel, insurance, automobile, dining, home improvement, lifestyle club, checking account enhancement and discount coupon programs. Together with leading banks, retailers, oil companies, credit unions, charitable organizations and other institutions, the Company offers significant cost savings and convenience shopping for a wide array of high-quality consumer goods and services.

         The Company's goal is to be the leading consumer services content provider as well as to broaden its membership base through untapped distribution channels, global expansion and the interactive marketplace. Management believes that the Company is uniquely positioned to lead in the expanding interactive marketplace by combining its existing direct marketing expertise with exciting new electronic media. During the Company's fiscal year ended January 31, 1997 ("Fiscal 1997"), the Company completed the acquisitions of two interactive media companies: Davidson & Associates, Inc. ("Davidson") and Sierra On-Line, Inc. ("Sierra"). See "-Fiscal 1997 Transactions".

         Membership-Based Consumer Services. The Company's core business is providing consumer services through individual, wholesale and discount program memberships ("memberships"). Individual memberships, whereby members pay directly for services and the Company pays the associated marketing costs, include Shoppers Advantage(R), Travelers Advantage(R), AutoVantage(R) and insurance products. Individual membership fees generally range between $10 and $250 per year. Wholesale memberships include enhancement packages sold through banks and credit unions, and insurance products sold through credit unions, for which the Company acts as a third- party administrator. The fees for these memberships generally range between $6 and $50 per year. Discount Program memberships, which are sold primarily through fundraising institutions, merchant-sponsored or general advertising, include the Entertainment(R) and Gold C(R) coupon book programs. Fees for these memberships generally range from $10 to $50 per year.

         Distribution Channels. The Company markets its memberships through a variety of distribution channels. The Company reaches consumers through financial institutions or other organizations (by direct marketing or direct sales force), merchant-sponsored or general advertising, and fundraising institutions such as schools and charitable organizations.

         Interactive Media. As discussed below under "-Fiscal 1997 Transactions", the Company recently completed the acquisitions of Davidson and Sierra.

         Davidson and Sierra develop, publish, manufacture and distribute high-quality educational/entertainment (or "entertainment") and personal productivity (or "how to") interactive multimedia products for home and school use. These products incorporate characters, themes, sound, graphics, music and speech in ways that the Company believes are engaging to the user, and are designed for multimedia PC's, including CD-ROM-based PC systems, and selected emerging platforms. Davidson's and Sierra's products are offered through a variety of distribution channels, including specialty retailers, mass merchandisers, discounters and schools.

GROWTH STRATEGY

         Management anticipates that the Company's continued growth will derive from:

o Building its Core Business. Management intends to access new distribution channels, develop new services and enhance existing services. For example, the Company recently introduced its "Transfer Plus" program through which its services are cross-marketed to customers of other providers that offer products and services which complement those offered by the Company. Using this new distribution channel, a hotel chain, for example, can "transfer" a customer who has made a hotel reservation by telephone to a marketing representative of the Company who, in turn, markets CUC's discount travel services to that consumer. Examples of new and enhanced services recently introduced by the Company include the Gardening Club (through which consumers gain access to a variety of gardening information and purchasing discounts) and Entertainment Gold (an enhanced version of the Company's traditional Entertainment product).

o Acquiring Complementary Businesses. The Company has completed multiple acquisitions in recent years. Management intends to continue to aggressively pursue the Company's expansion through the selective acquisition of complementary businesses. Such acquisitions enable the Company to offer additional services (such as the hunting, fishing, gardening and other lifestyle club memberships offered by North American Outdoor Group, Inc.) and acquire new distribution channels (such as the "new mover" distribution channel acquired through the Company's acquisitions of Welcome Wagon International, Inc. and Getko Group Inc.). More recently, the Company acquired Ideon Group, Inc. ("Ideon"), which strengthened the Company's existing credit card registration and loss notification services. See "-Fiscal 1997 Transactions".


o Expanding Internationally. The Company plans to continue the rapid expansion of its business outside of the United States. In Europe, for example, five major European banks currently participate in the Company's enhancement business (representing access to more than 15 million consumers) and the Company has continued to develop relationships with other major European financial institutions, and to market additional services to these institutions. The Company is also expanding in Japan and other Asian countries.

o Developing Interactive Media Channels. Management believes that the ability to deliver its services via interactive multimedia channels (e.g., the Internet, consumer online services, interactive television and other emerging channels) represents a significant opportunity. Members who access the Company's services by interactive media channels renew memberships at higher rates and are less costly to service than those members who access by telephone. Management endeavors to position the Company's services to make them accessible through a wide range of interactive media. Management plans to create a single, all-encompassing Web site that will enable consumers to access the Company's consumer services.

FISCAL 1997 TRANSACTIONS

         Davidson Acquisition. On July 24, 1996, the Company acquired all of the outstanding capital stock of Davidson for a purchase price of approximately $1.0 billion (the "Davidson Acquisition"). Pursuant to the Davidson Acquisition, approximately 45.1 million shares of Common Stock were issued to the former holders of Davidson common stock. The Davidson Acquisition was accounted for as a pooling-of-interests.

         Sierra Acquisition. In addition, on July 24, 1996, the Company acquired all of the outstanding capital stock of Sierra for a purchase price of approximately $858.0 million (the "Sierra Acquisition"). Pursuant to the Sierra Acquisition, approximately 38.4 million shares of Common Stock were issued to the former holders of Sierra common stock. The Sierra Acquisition was accounted for as a pooling-of-interests.

         Ideon Acquisition. On August 7, 1996, the Company acquired all of the outstanding capital stock of Ideon for a purchase price of approximately $393.0 million (the "Ideon Acquisition"). Pursuant to the Ideon Acquisition, approximately 16.6 million shares of Common Stock were issued to the former holders of Ideon common stock. The Ideon Acquisition was accounted for as a pooling-of-interests. Ideon is a holding company with three principal business units: SafeCard Services, Incorporated ("SafeCard"), Wright Express Corporation ("Wright Express") and National Leisure Group, Inc. ("NLG"). SafeCard, which is the largest subsidiary of Ideon, is a provider of credit card enhancement and continuity products and services. Wright Express is a provider of information processing, information management and financial services to commercial car, van and truck fleets in the United States. NLG is a provider of vacation travel packages and cruises directly to consumers in association with established retailers and warehouse clubs throughout New England, New York and New Jersey and with credit card issuers and travel club members nationwide.

                                   -----------

         The Company's principal executive offices are located at 707 Summer Street, Stamford, Connecticut 06901, and its telephone number is (203) 324-9261.

                                  THE OFFERING


                                  Common Stock
                                  ------------

Common Stock Offered by Selling
   Securityholders........................                17,959,205 shares.


Common Stock Offered by
   the Company............................                None.


                                      Notes
                                      -----

Notes Offered by Selling
   Securityholders........................  $550,000,000 principal amount.

Notes Offered by the Company..............  None.

Interest Payment Dates....................  February 15 and August 15,
                                            commencing on August 15, 1997.

Convertibility............................  The Notes are convertible into shares of Common Stock at any time
                                            on or after May 12, 1997, unless
                                            previously redeemed or repurchased,
                                            at the conversion rate set forth
                                            below. Holders of Notes called for
                                            redemption will be entitled to
                                            convert their Notes to and
                                            including, but not after, the close
                                            of business on the date fixed for
                                            redemption.

Conversion Rate...........................  The Notes are convertible at a rate of 32.6531 shares of Common Stock
                                            per $1,000 principal amount of Notes
                                            (equivalent to a conversion price of
                                            $30.625 per share), subject to
                                            adjustment in certain events.

Optional Redemption.......................  The Notes may be redeemed at the option of the Company at any time on
                                            or after February 15, 2000, in whole
                                            or in part, at the redemption prices
                                            set forth herein, plus accrued
                                            interest to the redemption date. See
                                            "Description of Notes-Optional
                                            Redemption."

Sinking Fund..............................  None.

Unregistered Notes Placement..............  On February 11, 1997, the Company
                                            completed the issuance and sale of
                                            the Notes to the Purchasers in the
                                            Unregistered Notes Placement. The
                                            Purchasers subsequently advised the
                                            Company that they resold
                                            $484,565,000 principal amount of the
                                            Rule 144A

                                            Notes in the United States to
                                            "qualified institutional buyers" in
                                            reliance on Rule 144A under the
                                            Securities Act and $57,150,000
                                            principal amount of the Regulation S
                                            Notes outside of the United States
                                            in offshore transactions to
                                            investors in reliance on Regulation
                                            S under the Securities Act. In
                                            addition, Goldman, Sachs & Co.
                                            notified the Company that it resold
                                            in the United States $8,285,000
                                            principal amount of the
                                            Institutional Notes to four
                                            institutions that at the time of
                                            such resale were "accredited
                                            investors" within the meaning of
                                            Rule 501(a)(1), (2), (3) or (7)
                                            under the Securities Act. Such
                                            resales were contemplated by the
                                            Unregistered Notes Placement and all
                                            $550,000,000 aggregate principal
                                            amount of the Rule 144A Notes, the
                                            Regulation S Notes and the
                                            Institutional Notes (including the
                                            Shares issuable upon conversion
                                            thereof) have been included in the
                                            Registration Statement of which this
                                            Prospectus is a part, in accordance
                                            with the terms and subject to the
                                            conditions of the Registration
                                            Rights Agreement, to permit
                                            secondary trading of the Notes (and
                                            the Shares issuable upon conversion
                                            thereof) without restriction under
                                            the Securities Act.


Denomination and Registration
  of Notes................................  The Rule 144A Notes are represented by a global Note (the "Restricted
                                            Global Note") in fully registered
                                            form, without interest coupons,
                                            which was deposited with a custodian
                                            for, and registered in the name of
                                            The Depository Trust Company in New
                                            York, New York ("DTC"). The
                                            Regulation S Notes are represented
                                            by a global Note in fully registered
                                            form, without interest coupons (the
                                            "Regulation S Global Note," and
                                            together with the Restricted Global
                                            Note, the "Global Notes"), which was
                                            deposited with a custodian for and
                                            registered in the name of a nominee
                                            of, DTC in New York, New York for
                                            the account of Morgan Guaranty Trust
                                            Company of New York, Brussels
                                            office, as operator of the Euroclear
                                            System ("Euroclear") and for the
                                            account of Citibank, N.A., as
                                            operator of Cedel Bank, S.A.
                                            ("Cedel"). Beneficial interests in
                                            the Global Notes will be shown on,
                                            and transfers thereof will be
                                            effected only through, records
                                            maintained by DTC and its
                                            participants, including Euroclear
                                            and Cedel. Unless certain conditions
                                            specified in the Indenture are met,
                                            certificated Notes will not be
                                            issued in exchange for beneficial
                                            interests in the Global Notes. See
                                            "Description of Notes-Form,
                                            Denomination, Transfer, Exchange and
                                            Book - Entry Procedures."

Purchase at Option of
Holders Upon Change-in-
Control  .................................  In the event of a Change-in-Control, each Holder of Notes may require the
                                            Company to purchase its Notes, in
                                            whole or in part, at a purchase
                                            price of 100% of the principal
                                            amount thereof, plus accrued and
                                            unpaid interest thereon to the
                                            purchase date. The purchase price is
                                            payable in cash or, at the election
                                            of the Company but subject to the
                                            satisfaction of certain conditions
                                            on its part, in Common Stock (valued
                                            at 95% of the average closing sale
                                            prices of the Common Stock for the
                                            five trading days immediately
                                            preceding and including the third
                                            trading day prior to the purchase
                                            date).

Subordination.............................  The Notes are subordinated in right of payment to all existing and
                                            future Senior Debt of the Company.
                                            The Company is party to a bank
                                            credit facility pursuant to which up
                                            to $500.0 million has been made
                                            available for borrowing by the
                                            Company on a revolving basis,
                                            subject to certain limitations
                                            specified therein. As of the date of
                                            this Prospectus, there were no
                                            borrowings outstanding under such
                                            facility and the entire committed
                                            amount of the facility was available
                                            to the Company for borrowing. Any
                                            such borrowings would constitute
                                            Senior Debt.

                                            In addition, the Notes are
                                            effectively subordinated to all
                                            indebtedness and other liabilities
                                            that may be incurred by any
                                            subsidiary of the Company. The
                                            Indenture does not restrict the
                                            incurrence, assumption or guaranty
                                            of any indebtedness, including
                                            Senior Debt, by the Company or any
                                            subsidiary thereof. In addition, the
                                            Indenture does not restrict the
                                            ability of the Company or any of its
                                            subsidiaries to create liens and
                                            security interests or otherwise
                                            encumbering its properties and
                                            assets or to make payments and
                                            distributions on account of its
                                            equity securities.

Registration Rights.......................  The Company has agreed to file the
                                            Registration Statement in respect of
                                            the Notes and the Common Stock
                                            issuable upon the conversion thereof
                                            pursuant to the Registration Rights
                                            Agreement. Upon the failure by the
                                            Company to comply with certain of
                                            its obligations under such
                                            agreements, additional interest with
                                            respect to the Notes will be
                                            payable. See "Description of
                                            Notes--Registration Rights."

Listing  .................................  The Rule 144A Notes have been designated for trading on the
                                            Private Offerings, Resales and
                                            Trading through Automated Linkages
                                            (PORTAL) Market of
                                            the National Association of
                                            Securities Dealers, Inc. The Common
                                            Stock is listed on the NYSE under
                                            the symbol "CU." The Company does
                                            not intend to apply for listing of
                                            the Notes on any securities exchange
                                            or for inclusion of the Notes on any
                                            automated inter-dealer quotation
                                            system.

Indenture Trustee.........................  Marine Midland Bank.

Governing Law.............................  The Indenture and the Notes are
                                            governed by the laws of the State of
                                            New York.


     SEE "DESCRIPTION OF NOTES" FOR DEFINITIONS OF CERTAIN TERMS USED ABOVE.

                                 USE OF PROCEEDS

         The Securities are being offered hereby solely for the accounts of the Selling Securityholders pursuant to the Registration Rights Agreement. The Company will not receive any proceeds from the sale of the Securities.
See "Description of Notes - Registration Rights" and "Selling Securityholders."

                              DESCRIPTION OF NOTES

         The Notes were issued under the Indenture, a copy of which has been filed by the Company with the Commission. The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, copies of which will be available for inspection at the Corporate Trust Office of the Trustee in The City of New York. All capitalized terms used in this Section and not defined herein or elsewhere in this Prospectus have the respective meanings assigned to them in the Indenture.

GENERAL

         The Notes are general unsecured subordinated obligations of the Company, limited to $550,000,000 aggregate principal amount, and will mature on February 15, 2002. Payment in full of the principal amount of the Notes will be due on February 15, 2002 at a price of 100% of the principal amount thereof.

         The Notes bear interest at the rate of 3% per annum from February 11, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1997, until the principal thereof is paid or made available for payment, to the Person in whose name the Note (or any Predecessor
Note) is registered at the close of business on the preceding February 1 or August 1, as the case may be. Interest on the Notes at such rate will be computed on the basis of a 360-day year, comprised of twelve 30-day months. Additional interest may be payable on the Notes in the amounts and under the circumstances described under "-Registration Rights" below.

         The Notes are convertible into shares of Common Stock initially at the conversion rate stated on the front cover of this Prospectus, subject to adjustment upon the occurrence of certain events described under "-Conversion Rights," at any time after May 12, 1997 and prior to the close of business on February 15, 2002, unless previously redeemed or repurchased.

         The Notes are redeemable at the option of the Company, at any time on or after February 15, 2000, in whole or in part, at the redemption prices set forth below under "-Optional Redemption," plus accrued interest to the redemption date. The Notes also are subject to repurchase by the Company at the option of the Holders, as described below under "-Repurchase at Option of Holders Upon a Change-In-Control."

         The principal of, premium, if any, and interest on the Notes are payable, and the Notes may be surrendered for registration of transfer, exchange and conversion, at the office or agency of the Company in The Borough of Manhattan, The City of New York. In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. See "-Payment and Conversion." Payments, transfers, exchanges and conversions relating to beneficial interests in Notes issued in book-entry form are subject to the procedures applicable to Global Notes described below.

         The Company has appointed the Trustee at its Corporate Trust Office as paying agent, transfer agent, registrar and conversion agent for the Notes. In such capacities, the Trustee is responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes represented by each Global Note (as defined below) and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest received by the Company from the Trustee in respect of the Notes are duly paid to DTC or its nominees, (iii) transmitting to the Company any notices from Holders of the Notes, (iv) accepting conversion notices and related documents and transmitting the relevant items to the Company, and
(v) delivering certificates for Common Stock issued upon conversion of the Notes.

         The Company will cause each transfer agent to act as a registrar and will cause to be kept at the office of each such transfer agent a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be maintained by the Company, a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, The City of New York. The Company will cause notice of any resignation, termination or appointment of the Trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any such agent will act, to be provided to Holders of the Notes.

         No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

         The Regulation S Notes are represented by the Regulation S Global Note in definitive, fully registered form, without interest coupons, are registered in the name of CEDE & Co., as nominee of DTC, and have been deposited with the Trustee as custodial agent for DTC for the accounts of Euroclear and Cedel.

         The Rule 144A Notes are represented by the Restricted Global Note in definitive, fully registered form, without interest coupons, are registered in the name of CEDE & CO., as nominee of DTC, and have been deposited with the Trustee as custodial agent for DTC.

         The Institutional Notes were issued in registered, certificated (i.e., not book-entry) form, without interest coupons, and may not be exchanged for beneficial interests in any Global Note except in accordance with the transfer and certification requirements described below under "- Exchanges of Certificated Notes for Book-Entry Notes."

         All Notes were issued in fully registered form, without exception, in denominations of $1,000 and integral multiples in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Exchanges between the Restricted Global Note and the Regulation S Global Note. Beneficial interests in the Restricted Global Note may be exchanged for beneficial interests in the Regulation S Global Note and vice versa only in connection with a transfer of such interest. Such transfers are subject to compliance with the certification requirements described below.

         A beneficial interest in the Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note only upon receipt by the Trustee of a written certification on behalf of the transferor (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 904 of Regulation S or (if available) Rule 144 under the Securities Act (a "Regulation S Global Note Certificate").

         Any beneficial interest in one of the Global Notes that is exchanged for an interest in the other Global Note will cease to be an interest in such Global Note and will become an interest in the other Global Note. Accordingly, such interest thereafter will be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

         Pursuant to an agreement in effect between the Trustee and DTC, the Trustee has represented to and agreed with DTC that: (i) each Global Note will remain in its possession, as custodial agent for DTC, and will be maintained by it as a "Balance Certificate", (ii) on each day on which the Trustee is open for business and on which it receives an instruction originated by a participant through DTC's Deposit/Withdraw at Custodian ("DWAC") system to increase such participant's account by a specified principal amount (a "Deposit Instruction"), prior to 6:30 p.m. (Eastern Time) on the date it receives the Deposit Instruction it shall either approve or cancel such instruction through the DWAC System, (iii) on each day on which the Trustee is open for business and on which it receives an instruction originated by a participant through the DWAC system to decrease the participant's account by a specified principal amount (a "Withdrawal Instruction"), prior to 6:30 p.m. (Eastern Time) on the date it receives the Withdrawal Instruction it shall either approve or cancel such instruction through the DWAC System, and (iv) its approval of a Deposit Instruction or a Withdrawal Instruction will be deemed to constitute receipt by DTC of a new, reissued or reregistered certificated Global Note, on registration of transfer to the name of Cede & Co. for the principal amount of Notes evidenced by the Balance Certificate after the Deposit Instruction or Withdrawal Instruction is effected. Accordingly, any exchange of a beneficial interest in the Regulation S Global Note for a beneficial interest in the Restricted Global Note or vice versa will be effected in DTC by means of an instruction originated by the Trustee, as custodial agent for DTC, through the DWAC system. In connection with any such exchange, appropriate adjustments will be made in the records of the Security Registrar to reflect a decrease in the principal amount of such Regulation S Global Note and a corresponding increase in the principal amount of such Restricted Global Note or vice versa, as applicable.

         Exchanges of Book-Entry Notes for Certificated Notes. A beneficial interest in a Global Note may not be exchanged for a Note in certificated form unless (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and in either case the Company thereupon fails to appoint a successor Depositary, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any certificated Note issued in exchange for an interest in the Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

         Exchanges of Certificated Notes for Book-Entry Notes. Institutional Notes, which have been issued in certificated form, may not be exchanged for beneficial interests in any Global Note unless such exchange occurs in connection with a transfer of such Institutional Notes that complies with Rule 144A, in the case of an exchange for an interest in the Restricted Global Note, or Regulation S or (if available) Rule 144, in the case of an exchange for an interest in the Regulation S Global Note. In addition, in connection with any such exchange and transfer, the Trustee must have received on behalf of the transferor a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as applicable. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the Security Registrar to reflect an increase in the principal amount of the relevant Global Note.

         Certain Book-Entry Procedures for Global Notes. Upon the issuance of the Regulation S Global Note and the Restricted Global Note, DTC credited, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts of persons who have accounts with such depositary. Such accounts initially were designated by or on behalf of the Purchasers. Ownership of beneficial interests in a Global Note was limited to persons who maintain accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes is shown on, and the transfer of that ownership can be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

         So long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except in the limited circumstances described above under "Exchanges of Book-Entry Notes for Certificated Notes", owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes.

         Investors are entitled to hold their interests in the Regulation S Global Note through any organizations (including Cedel and Euroclear) that are participants in the DTC system. Cedel and Euroclear hold interests in the Regulation S Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which, in turn, hold such interests in the Regulation S Global
Note in customers' securities accounts in the depositaries' names on the books of DTC. Investors may hold their interests in the Restricted Global Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.

         Payments of the principal of and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. Payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in accordance with DTC's procedures therefor, and will be settled in same-day funds. The laws of some U.S. states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Notes to such persons may be limited. Because DTC can only act on behalf of participants who, in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Transfers between participants in Euroclear and Cedel will be effected in the ordinary course in accordance with their respective rules and operating procedures.

         Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Cedel participants, on the other hand, will be effected in DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require the delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Regulation S Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel participants and Euroclear participants may not deliver instructions directly to the depositaries for Cedel or Euroclear.

         Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the DTC settlement date and such credit of any transactions in interests in a Global Note settled during such processing day will be reported to the relevant Euroclear or Cedel participant on such day. Cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Cedel cash account only as of the business day following settlement in DTC.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Notes for legended certificated Notes in definitive form, which it will distribute to its participants.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         ALTHOUGH DTC, CEDEL AND EUROCLEAR HAVE AGREED TO THE FOREGOING PROCEDURES TO FACILITATE TRANSFERS OF INTERESTS IN THE REGULATION S GLOBAL NOTE AND IN THE RESTRICTED GLOBAL NOTE AMONG THEIR RESPECTIVE PARTICIPANTS, THEY ARE UNDER NO OBLIGATION TO PERFORM OR CONTINUE TO PERFORM SUCH PROCEDURES, AND SUCH PROCEDURES MAY BE DISCONTINUED AT ANY TIME. NEITHER THE COMPANY NOR THE TRUSTEE TAKES ANY RESPONSIBILITY FOR THE PERFORMANCE BY DTC, CEDEL OR EUROCLEAR OR THEIR RESPECTIVE PARTICIPANTS OR INDIRECT PARTICIPANTS OF THEIR RESPECTIVE OBLIGATIONS UNDER THE RULES AND PROCEDURES GOVERNING THEIR OPERATIONS.

PAYMENT AND CONVERSION

         Principal of the Notes will be payable in U.S. dollars against surrender of the Notes at the office or agency of the Company designated by it for such purpose in the Borough of Manhattan, The City of New York, and at any other office or agency of the Company maintained for such purpose, in U.S. currency by dollar check or by transfer to a dollar account (such a transfer to be made only to a Holder of an aggregate principal amount of Notes in excess of $5,000,000 and only if such Holder shall have furnished wire instructions to the Trustee in writing no later than 15 days prior to the relevant payment date) maintained by the Holder with a bank in the United States. Payment of interest on a Note may be made by dollar check mailed to the address of the person entitled thereto as such address shall appear in the Security Register, or, upon written application by the Holder to the Security Registrar setting forth instructions not later than the relevant Record Date, by transfer to a dollar account (such a transfer to be made only to a Holder of an aggregate principal amount of Notes in excess of $5,000,000 and only if such Holder shall have furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date) maintained by the Holder with a bank in the United States.

         Any payment on a Note due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close.

         Notes may be surrendered for conversion at the office or agency of the Company in the Borough of Manhattan, The City of New York, at any other office or agency of the Company maintained for such purpose and at the office or agency of any additional conversion agent appointed by the Company. In the case of Global Notes, conversion will be effected by DTC upon notice from the holder of a beneficial interest in a Global Note in accordance with its rules and procedures. Notes surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described below under "-Conversion Rights."

REGISTRATION RIGHTS

         The holders of the Notes (and the Common Stock issuable upon conversion thereof) are entitled to the benefits of a certain registration rights agreement dated as of February 11, 1997, between the Company and the Purchasers (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the Holders of Notes (and the holders of record of the Common Stock issued upon conversion thereof) that, at its expense, it will (i) file the Registration Statement with the Commission not later than May 12, 1997 with respect to the resale, from time to time, of the Notes and the Common Stock issuable upon conversion thereof (collectively, the "Registrable Securities"), (ii) use its reasonable best efforts to cause the Registration Statement to be declared effective by the Commission as promptly as practicable but not later than August 10, 1997, and (iii) use its reasonable best efforts to maintain the Registration Statement continuously effective under the Securities Act until the earliest of the following dates (the "Expiration Date"): (a) the third anniversary of the later of the (x) date the Registration Statement is first declared effective by the Commission (the "effective time") and (y) February 11, 1997, (b) such time as all Registrable Securities covered by the Registration Statement have been sold pursuant thereto, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in a new security not subject to transfer restrictions under the Securities Act being delivered pursuant to the Indenture and (c) such time as, in the opinion of counsel, all of the Registrable Securities held by nonaffiliates of the Company are eligible for resale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act and the legend restricting the transfer thereof appearing on the certificates therefor has been removed. Notwithstanding the foregoing, the Company is permitted to suspend the use of the Prospectus that is part of the Registration Statement for a period not to exceed 90 days (whether or not consecutive) in any 12-month period (any such period hereinafter referred to as a "blackout period"), if the Board of Directors of the Company determines in good faith that it is in the best interests of the Company to suspend such use and the Company provides the Holders with written notice of such suspension.

         If (i) on or prior to May 12, 1997, the Registration Statement has not been filed with the Commission, or (ii) on or prior to August 10, 1997, such Registration Statement is not declared effective by the Commission (each, a "Registration Default"), additional interest will accrue on the Notes from and including the day on which such Registration Default first occurs to but excluding the day on which such Registration Default is cured. Any such additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date in respect of the Notes following the date on which such additional interest begins to accrue, and will accrue at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount of the Notes to and including the 90th day following the day on which such Registration Default first occurs, which rate will increase to one-half of one percent (0.50%) from and after the day after such 90th day. If the Registration Statement ceases to be effective or the Company suspends the use of this Prospectus that is part of the Registration Statement (whether pursuant to a blackout period or otherwise) at any time after the effective time and prior to the Expiration Date for a period in excess of 90 days, whether or not consecutive, during any 12-month period, then the interest rate borne by the Notes will increase by an additional one-quarter of one percent (0.25%) of the principal amount thereof per annum from and including the 91st day of ceased effectiveness or suspension to but excluding the first day on which the Registration Statement thereafter becomes effective or this Prospectus becomes available for use. The Company will have no other liabilities for monetary damages with respect to its registration obligations; provided, however, that in the event the Company breaches, fails to comply with, defaults in its performance of, or violates certain provisions of the Registration Rights Agreement, the Purchasers, the Holders and beneficial owners of the Securities (including Common Stock issuable upon conversion of the Notes) may be entitled to, and the Company shall not contest or oppose the granting of any, equitable relief, including specific performance, injunctive relief and declaratory orders. Any reference herein, or in the Indenture or the Notes, to interest shall be deemed also to refer to any additional interest that may be payable as described in this paragraph.

         The Company has agreed to give notice of its intention to make such filing (the "Filing Notice") to each of the Holders of the Notes in the same manner as the Company would give notice to Holders of Notes under the Indenture. Such notice shall seek, among other things, a determination from each of such Holders as to whether such Holder elects to have its Notes and the Common Stock issuable on conversion thereof registered for sale pursuant to the Registration Statement.

         Any beneficial owner who so elects to register securities for sale pursuant to the Registration Statement will be required to be named as a selling security holder in this Prospectus, may be required to deliver this Prospectus to purchasers in connection with such sales, will be subject to certain civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to a beneficial owner making such election (including certain indemnification provisions as described below).

         The Registration Rights Agreement provides that holders of a majority of the Registrable Securities may elect to have one underwritten offering of Registrable Securities. The managing underwriter(s) for any such offering must be selected by Holders of a majority of the Registrable Securities to be included in the underwritten offering and must be reasonably acceptable to the Company.

         The Company has further agreed to pay all fees and expenses incident to the filing of the Registration Statement and maintaining its effectiveness for resales of Registrable Securities. In addition, in the event of an underwritten offering, the Company has agreed to pay the fees and expenses incurred by it in connection with such offering including those of its independent counsel and accountants, and to pay up to a maximum of $75,000 for the fees and expenses of a single counsel selected by a plurality of all Holders of the Notes holding an aggregate of not less than 25% of the Registrable Securities included in such offering to represent them in connection with such offering. The holders participating in such offering will be responsible (on a pro rata basis based on the principal amount of Registrable Securities included in such offering) for all fees and expenses of such counsel in excess of $75,000. Except as provided in the preceding sentence, each holder of Registrable Securities included in the Registration Statement will be responsible for all underwriting discounts, concessions, allowances and commissions payable in connection with the sale of such holders Registrable Securities and any other fees and expenses incurred by it in connection with the Registration Statement.

         The Company has agreed to indemnify the holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act, provided that any holder seeking indemnification did not use a prospectus during a blackout period or an outdated prospectus after the Company has provided such holder an updated prospectus, and each holder of Registrable Securities included in the Registration Statement is obligated to indemnify the Company, any other Holder and any underwriters participating in the offering of Registrable Securities against any liability with respect to information furnished by such Holder in writing to the Company expressly for use in the Registration Statement.

         This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to all the provisions of the Registration Rights Agreement, a copy of which is available to holders of Notes for inspection at the offices of the Company specified above or at the Corporate Trust Office of the Trustee in the City of New York or upon request to the Company.

CONVERSION RIGHTS

         The Holder of any Note has the right beginning on or after May 12, 1997 and prior to the close of business on February 15, 2002, at the Holder's option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 into shares of Common Stock, unless previously redeemed or repurchased, at a conversion rate of the number of shares per $1,000 principal amount of Notes shown on the front cover of this Prospectus (the "Conversion Rate") subject to adjustment as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date or Repurchase Date for such Note, unless the Company defaults in making the payment due upon redemption or repurchase, as the case may be.

         The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the office or agency of the Company in The Borough of Manhattan, The City of New York, at any other office or agency of the Company maintained for such purpose and at the office or agency of any additional conversion agent appointed by the Company, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Trustee and any conversion agent. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share or, at the Company's option, rounded up to the next whole number of shares; such certificate will be sent by the Trustee to the Conversion Agent for delivery to the Holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and may bear restrictive legends governing their transfer as provided in the Indenture.

         Any Note surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Notes (or portions thereof) called for redemption on a Redemption Date or repurchasable on a Repurchase Date occurring, in either case, within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Notes being surrendered for conversion. The interest payable on any Interest Payment Date with respect to any Note (or portion thereof, if applicable) which has been called for redemption on a Redemption Date, or is repurchasable on a Repurchase Date, occurring, in either case, during the period from the close of business on the Regular Record Date next preceding such Interest Payment Date to the opening of business on such Interest Payment Date, which Note is surrendered for conversion (in whole or in part) during such period, shall be paid upon conversion to the Holder in an amount equal to the interest that would have been payable on the portion of such Note that is being called for redemption or is being repurchased and is being converted if such portion had been converted as of the close of business on such Interest Payment Date. The interest so payable on any Interest Payment Date in respect of any Note (or portion thereof, as the case may be) which has not been called for redemption on a Redemption Date, or is not eligible for repurchase on a Repurchase Date, occurring, in either case, during the period from the close of business on the Regular Record Date next preceding such Interest Payment Date to the opening of business on such Interest Payment Date, which Note (or portion thereof, as the case may be) is surrendered for conversion during such period, shall be paid to the Holder of such Note as of such Regular Record Date. Interest payable on any Interest Payment Date in respect of any Note surrendered for conversion on or after such Interest Payment Date shall be paid to the Holder of such Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion.

         As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption has been given (except for the payment of interest on Notes called for redemption on a Redemption Date or repurchasable on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates, as provided above). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash on the basis set forth in the Indenture or, at its option, round up to the next whole number of shares.

         A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion. However, the Company shall not be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless the person requesting such issue has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid.

         The Conversion Rate is subject to adjustment in certain events, including (a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of certain rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (determined as provided in the Indenture) of Common Stock as of the record date for holders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock or other property (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in clauses (a) and (b) above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its Subsidiaries for Common Stock, to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the current market price per share of Common Stock on the trading day next succeeding the date of payment (the "Current Market Price"), concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (being the product of the then current market price of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock, to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price at such time, the aggregate amount of which, together with (i) any cash and other consideration in excess of the then current market price paid in a tender offer by the Company or any of its Subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion rate. The Company shall compute any adjustments to the conversion price pursuant to this paragraph and will give notice to the Holders of any such adjustments.

         In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in the case of any conveyance, sale, transfer or lease of all or substantially all of the properties and assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, conveyance, lease or other transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible).

         The Company from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the closing price of the Common Stock exceeds the Conversion Price (as defined below) by 105% in connection with an event which otherwise would be a Change-in-Control.

         If at any time the Company makes a distribution of property to its shareholders which would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "Certain United States Federal Tax Considerations-United States Holders".

SUBORDINATION

         The payment of the principal of, premium, if any, and interest on the Notes (including amounts payable on any redemption or repurchase) is subordinated in right of payment to the extent set forth in the Indenture to the prior full and final payment of all Senior Debt of the Company. "Senior Debt" means the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts (including collection expenses, attorney's fees and late charges) owing with respect to, the following, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or evidenced by bonds, debentures, notes or similar instruments, (b) reimbursement obligations of the Company with respect to letters of credit, bankers' acceptances and similar facilities issued for the account of the Company, (c) every obligation of the Company issued or assumed as the deferred purchase price of property or services purchased by the Company, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, (d) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under United States generally accepted accounting principles, (e) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar arrangements intended to protect the Company against fluctuations in interest or currency exchange rates, (f) indebtedness of others of the kinds described in the preceding clauses (a) through (e) that the Company has assumed, guaranteed or otherwise assured the payment thereof, directly or indirectly, and/or (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness or obligation described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of Notes; provided, however, that the following shall not constitute Senior Debt: (i) any particular indebtedness or obligation that is owed by the Company to any of its direct and indirect Subsidiaries and (ii) any particular indebtedness, deferral, renewal, extension or refunding if it is expressly stated in the governing terms or in the assumption thereof that the indebtedness involved is not senior in right of payment to the Notes or that such indebtedness is pari passu with or junior to the Notes.

         No payment on account of principal of or premium, if any, or interest on the Notes may be made if (a) there shall have occurred and be continuing (i) a default in the payment of any Senior Debt or (ii) any other default with respect to any Senior Debt permitting the holders thereof to accelerate the maturity thereof, provided that, in the case of this clause (ii), such default shall not have been cured or waived or ceased to exist after written notice of such default shall have been given to the Company and the Trustee by any holder of Senior Debt, or (b) in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due on all Senior Debt must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency of the Company, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes. The Company is party to a bank credit facility pursuant to which up to $500.0 million has been made available for borrowing by the Company on a revolving basis, subject to certain limitations specified therein. As of the date of this Prospectus, there were no borrowings outstanding under such facility and the entire committed amount of the facility was available to the Company for borrowing. Any such borrowings would constitute Senior Debt.

         In addition, the Notes will be effectively subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries.

         The Indenture does not limit the ability of the Company or any of its subsidiaries to incur indebtedness, including Senior Debt.

OPTIONAL REDEMPTION

         The Notes may not be redeemed prior to the close of business on February 15, 2000. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' prior notice as provided under "-Notices" below, at the redemption prices set forth below. Such redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on February 15th of the following years:

YEAR                                                          Redemption
                                                                 Price

2000......................................................      101.20%
2001......................................................      100.60%



and thereafter at a redemption price equal to 100% of the principal amount, in each case together with accrued interest to the redemption date.

PURCHASE AT OPTION OF HOLDERS UPON A CHANGE-IN-CONTROL

         If a Change-in-Control (as defined below) occurs, each Holder of Notes will have the right, at the Holder's option, to require the Company to purchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Purchase Date") that is 45 days after the date of the Company Notice (as defined below), at a price in cash equal to 100% of the principal amount of the Notes to be purchased, together with interest accrued to the Purchase Date (the "Purchase Price").

         The Company may, at its option, in lieu of paying the Purchase Price in cash, pay the Purchase Price by issuing shares of Common Stock. The number of shares of Common Stock tendered in payment will be determined by dividing the Purchase Price by the value of the Common Stock, which for this purpose shall be equal to 95% of the average of the closing sale prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Purchase Date. Such payment may not be made in Common Stock unless the Company satisfies certain conditions with respect thereto prior to the Purchase Date as provided in the Indenture.

         On or before the 30th day after the occurrence of a Change-in-Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change-in-Control and of the purchase right arising as a result thereof. To exercise the purchase right, a Holder of Notes must deliver on or before the fifth day prior to the Purchase Date irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised.

         A Change-in-Control shall be deemed to have occurred at such time as there shall occur: (i) the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company or any employee benefit plan of the Company; or (ii) any consolidation or merger of the Company with or into any other Person, any merger of another Person into the Company, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of the Company to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and (y) pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock); provided, however, that a Change-in-Control shall not be deemed to have occurred if the closing sale price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the date of the Change-in-Control or the date of the public announcement of the Change-in-Control (in the case of a Change-in-Control under clause (i) above) or ending immediately before the Change-in-Control (in the case of a Change-in-Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day. The "Conversion Price" is equal to $1,000 divided by the Conversion Rate. "Beneficial owner" shall be determined in accordance with Rule 13d-3 under the Exchange Act. "Person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

         The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market or by tender at any price or by private agreement. Subject to certain limitations imposed by the Purchase Agreement with the Purchasers, any Note so purchased by the Company may be reissued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Notes surrendered as aforesaid may not be reissued or resold and will be cancelled promptly.

         The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

         The Company will not consolidate with or merge into any other Person or, directly or indirectly, convey, transfer, sell or lease all or substantially all of its properties and assets to any Person, and the Company will not permit any Person to consolidate with or merge into the Company or convey, transfer, sell or lease all or substantially all of its properties and assets to the Company, unless (a) the Person formed by such consolidation or into or with which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture and shall have provided for conversion rights as described above under "-Conversion Rights", (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) the Company shall have provided to the Trustee an Officer's Certificate and Opinion of Counsel as provided in the Indenture.

EVENTS OF DEFAULT

         The following are Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture, (b) failure to pay any interest on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) default in the Company's obligation to provide notice of a Change-in-Control; (d) failure to perform any other material covenant or warranty of the Company in the Indenture (other than the Company's registration obligations described above under "-Registration Rights" (and set forth in Section 10.11 of the Indenture) for which the payment of additional interest as therein described shall be the exclusive monetary remedy for default), continuing for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of Outstanding Notes; (e) failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company in excess of $75.0 million if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice to the Company by the Trustee or the Holders of at least 10% in aggregate principal amount of Outstanding Notes; and (f) certain events of bankruptcy, insolvency or reorganization of the Company. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         If an Event of Default (other than an Event of Default specified in clause (f) above) occurs and is continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes. If an Event of Default specified in clause
(f) occurs and is continuing, the principal of and any accrued interest on all of the Notes then Outstanding shall ipso facto become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder.

         At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration has been issued, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances as set forth in the Indenture, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, See "-Modification and Waiver."

         No Holder of any Note has any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of or premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

         The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

         The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. Generally, modifications and amendments of the Indenture can only be made with the written consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note, (c) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (d) change the place or currency of payment of principal of, premium, if any, or interest on any Note, (e) impair the right to institute suit for the enforcement of any payment on or with respect to, or the right to convert, any Note, (f) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the right to convert Notes,
(g) modify the subordination provisions in a manner adverse to the Holders of the Notes, (h) reduce the above-stated percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (i) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws.

         The Holders of a majority in aggregate principal amount of Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default by the Company under the Indenture, except a default in the payment of principal, premium, if any, or interest or a default in any covenant or provision which under the Indenture cannot be modified or amended without the consent of each Holder of Outstanding Notes.

NOTICES

         Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of mailing of the notice.

         Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the Redemption Date (which notice shall be irrevocable) and will specify the Redemption Date and the Redemption Price.

GOVERNING LAW

         The Indenture and the Notes are governed by the laws of the State of New York.

THE TRUSTEE

         The Trustee for the holders of Notes issued under the Indenture is Marine Midland Bank, 140 Broadway, New York, New York 10005.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary description is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws currently in effect (the "ByLaws"), which are available to investors in the Securities upon request to the Company. The authorized capital stock of the Company consists of 600,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). Sierra, the Company's wholly-owned subsidiary, also had outstanding as of March 4, 1997 approximately $24.0 million aggregate principal amount of its 61/2% Convertible Subordinated Notes due 2001 (the "61/2% Convertible Subordinated Notes").

COMMON STOCK

         As of March 4, 1997, there were outstanding approximately 403.6 million shares of Common Stock and approximately 8,746 holders of record thereof. The holders of Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of stockholders generally (including with respect to the election of directors) and the Certificate of Incorporation does not provide for cumulative voting for the election of directors. Holders of Common Stock have no preemptive, subscription or redemption rights and have no rights to convert their Common Stock into any other securities. Other than the 61/2% Convertible Subordinated Notes which, as of March 4, 1997, were convertible into an aggregate of approximately 3.1 million shares of Common Stock, the Notes which, as of March 4, 1997, were convertible into an aggregate of 17,959,205 shares of Common Stock, the approximately 48.3 million shares of Common Stock reserved by the Company for issuance as of March 4, 1997 upon the exercise of qualified and non-qualified options pursuant to various senior executive and employee stock option plans currently in effect and the 600,000 shares of Common Stock reserved for issuance as of March 4, 1997 upon exercise of certain outstanding warrants to purchase the Common Stock, there are no outstanding securities of the Company which, as of the date of this Prospectus, are convertible into, or exercisable or exchangeable for, shares of Common Stock.

         The Common Stock is listed on the NYSE under the symbol "CU."

         All outstanding shares of Common Stock are, and upon issuance pursuant to conversion of the Notes will be, validly issued, fully paid and non-assessable. Subject to the prior rights, if any, of holders of any outstanding class or series of capital stock having a preference in relation to the Common Stock as to distributions upon the dissolution, liquidation or winding-up of the Company, and as to dividends, holders of Common Stock are entitled to share ratably in all assets of the Company which remain after the payment in full of all debts and liabilities of the Company, and to receive ratably such dividends as may be declared by the Company's Board of Directors from time to time out of funds and other assets legally available therefor.

PREFERRED STOCK

         The Company's Board of Directors may, without further action of the holders of Common Stock, issue one or more series of Preferred Stock, fix the dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and other terms of any unissued series of Preferred Stock and determine the designation of and the number of shares constituting any such series.

         No Preferred Stock is presently outstanding nor has the Company's Board of Directors fixed the terms of any series of Preferred Stock to be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with prospective business combination transactions involving the Company and its subsidiaries and other corporate purposes, may have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Certificate of Incorporation and Bylaws summarized below may effectively delay, defer or prevent the commencement or consummation of tender offers, mergers, recapitalizations, business combinations and other transactions involving a change-in-control of the Company, including transactions involving the payment of a premium over the prevailing market price of the Common Stock and other transactions which holders of the Common Stock might consider to be in their best interests.

         Classified Board. A classified board is a corporate board on which a certain number (but not all) of the directors are elected on a rotating basis each year. The Delaware General Corporation Law (the "DGCL") permits (but does not require) the implementation of a classified board of directors, pursuant to which a corporation's directors can be divided into as many classes with staggered terms of office, with only one class of directors standing for election each year. The By-Laws provide for a classified board which is divided into three classes serving staggered terms of office, with one class of directors elected annually.

         No Stockholder Action by Written Consent. The Certificate of Incorporation also prohibits stockholder action by written consent in lieu of a meeting. As a result, stockholder action can be taken only at an annual or special meeting of stockholders. This prevents the holders of a majority of the outstanding voting stock of the Company from using the written consent procedure to take stockholder action without giving all the stockholders of the Company entitled to vote on a proposed action the opportunity to participate in determining the proposed action. In addition, the Certificate of Incorporation and By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board, the President or the Board of Directors of the Company pursuant to a resolution approved by a majority of the entire Board of Directors.

         "Fair Price Provision". Under the DGCL and the Certificate of Incorporation, an agreement of merger, sale, lease or exchange of all or substantially all of the Company's assets must be approved by the Company's Board of Directors and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the Certificate of Incorporation includes what generally is referred to as a "fair price provision," which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of the Company's directors, voting together as a single class, to approve certain business combination transactions (including certain mergers, recapitalizations and the issuance or transfer of securities of the Company or a subsidiary having an aggregate fair market value of $10.0 million or more) involving the Company or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (i) such business combination is approved by a majority of disinterested directors, or (ii) the shareholders receive a "fair price" for their Company securities and certain other procedural requirements are met. The Certificate of Incorporation provides that this provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of the Company's directors.

         Delaware Business Combination Statute. Section 203 of the DGCL also prohibits certain business combinations between a Delaware corporation, the shares of which are listed on a national securities exchange, and an "interested stockholder" for a period of three years following the time that such person became an "interested stockholder" without board approval, unless certain conditions are met and unless the corporation's charter contains a provision expressly electing not to be governed by such provisions. The Certificate of Incorporation does not contain such an election. A "business combination" includes mergers, sales of assets and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory prohibition does not apply if, upon the consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both officers and directors or by certain employee stock plans).

                  Charter Amendments. The Certificate of Incorporation requires the approval of the holders of at least 80% of the outstanding voting stock to amend provisions thereof relating to: (i) the number, election, term and nomination of directors and newly created directorships, vacancies in directorships and the removal of directors; (ii) certain business combinations;
(iii) the amendment of certain By-Law provisions relating to stockholder meetings and directors; and (iv) stockholder action without a meeting. All other amendments to the Certificate of Incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

                  Removal of Directors. The Certificate of Incorporation and By-Laws provide that any and all directors can be removed, with or without cause, by the affirmative vote of the holders of at least 80% of the combined voting power of the outstanding shares of stock entitled to vote for the election of directors.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is Bank of Boston, c/o Boston Equiserve, Mail Stop 45-02-64, P.O. Box 644, Boston, Massachusetts 02102-0644.

                             SELLING SECURITYHOLDERS

         Each of the Selling Securityholders listed below is a transferee of a Purchaser party to the Registration Rights Agreement, and has agreed to be bound by the terms applicable to the transferor thereunder. Pursuant to the Registration Rights Agreement, the Company has filed the Registration Statement of which this Prospectus forms a part and has also agreed to bear certain expenses related thereto and to indemnify each Selling Securityholder against certain liabilities, including liabilities arising under the federal securities laws.

         The Company has filed with the Commission the Registration Statement of which this Prospectus forms a part with respect to the sale by the Selling Securityholders of the Securities from time to time through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association on which the Securities are then listed, admitted to unlisted trading privileges or included for quotation, in privately negotiated transactions or otherwise, as more fully described under "Description of Notes - Registration Rights" and "Plan of Distribution."

         The table below sets forth information with respect to the Selling Securityholders and the respective principal amounts of the Notes and shares of Common Stock beneficially owned by each Selling Securityholder. Such information has been obtained from the Selling Securityholders or such other sources as the Company deems reliable. [To the Company's knowledge and except as otherwise disclosed herein, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.] Although the Selling Securityholders may offer for sale from time to time all or a portion of the Securities pursuant to this Prospectus, the table below assumes that all of the

Securities will be offered and sold by the Selling Securityholders. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Securities since the date on which they provided the Company with information regarding their Securities in transactions exempt from the registration requirements of the Securities Act. The Securities are being registered hereby to permit secondary trading of the Securities without restriction under the Securities Act. See "Plan of Distribution."


                                                     BENEFICIAL OWNERSHIP                                       PRINCIPAL
                                                    AT MARCH   , 1997(1)                      NUMBER            AMOUNT
                             --------------------------------------------------------------
                                                                   PERCENT-                   OF SHARES         OF NOTES
                                                    PRINCIPAL       AGE OF       PERCENT-     COVERED           COVERED
                                      NUMBER OF     AMOUNT          COMMON        AGE OF      BY THIS           BY THIS
SELLING SECURITYHOLDERS               SHARES(2)     OF NOTES        STOCK(3)        NOTES     PROSPECTUS(2)     PROSPECTUS
-----------------------               ---------     ---------     -----------     -------     -------------     ----------
American National Banking                           $  30,000                        *                 980      $30,000
   & Trust Company of Chicago
c/o ADP Proxy Services
51 Mercedes Way
Edgewood, NY  11717

Bank of New York (The)                             49,020,000                      8.9%            1,600,655     49,020,000
925 Patterson Plank Rd.
Secaucus, NJ  07094

Bankers Trust Company                              16,870,000                       3.1              550,858     16,870,000
c/o BT Services Tennessee, Inc.
Custody Services
648 Grassmere Park Road
Nashville, TN  37211

Bear Stearns                                        9,480,000                       1.7              309,551      9,480,000
c/o ADP Proxy Services
51 Mercedes Way
Edgewood, NY  11717

Bank One Trust Company, N.A./DBII                      20,000                         *                  653         20,000
235 West Schrock Road
Brooksedge, VIII
Westerville, OH  43081-0393

Bank One Trust Company N.A.                           800,000                         *               26,122        800,000
235 West Schrock Road
Westerville, OH  43081-0393

Boatmen's Trust Company                             1,724,000                         *               56,294      1,724,000
100 N. Broadway
St. Louis, MO  63102

Boston Safe Deposit & Trust Co.                    54,860,000                      10.0            1,791,349     54,860,000
c/o Mellon Bank N.A.
Three Mellon Bank Center
Room 153-3015
Pittsburgh, PA  15259

Brown Brothers Harriman & Co.                       5,050,000                         *              164,898      5,050,000
63 Wall Street, 8th Floor
New York, NY  10005

Bankers Trust/BT Holdings                             500,000                         *               16,327        500,000
   (New York) Inc.
130 Liberty Street
32nd Floor
New York, NY  10006

BT Securities Fixed Income                          1,500,000                         *               48,980      1,500,000
One Bankers Trust Plaza
New York, NY  10006

Chase Manhattan Bank                               21,298,000                       3.9              695,446     21,298,000
Two Chase Manhattan Plaza
5th Floor
New York, NY 10081

                                       32


                                                     BENEFICIAL OWNERSHIP                                       PRINCIPAL
                                                   AT     MARCH  , 1997(1)                    NUMBER            AMOUNT
                            ---------------------------------------------------------------
                                                                   PERCENT-                   OF SHARES         OF NOTES
                                                    PRINCIPAL       AGE OF       PERCENT-     COVERED           COVERED
                                      NUMBER OF     AMOUNT          COMMON        AGE OF      BY THIS           BY THIS
SELLING SECURITYHOLDERS               SHARES(2)     OF NOTES        STOCK(3)       NOTES      PROSPECTUS(2)     PROSPECTUS
-----------------------               ---------     ---------     -----------    ---------    -------------     ----------
Chase Manhattan Bank                                  400,000                         *               13,061        400,000
   Correspondent Clearing
   Services
4 New York Plaza
11th Floor
New York, NY  10014

Chase Manhattan Bank/Chemical                       3,255,000                         *              106,286      3,255,000
Auto Settle Department
4 New York Plaza
4th Floor
New York, NY  10004

Chase Manhattan Bank, Trust                         1,100,000                         *               35,918      1,100,000
Two Chase Manhattan Plaza
5th Floor
New York, NY  10081

Chase Manhattan Bank                                6,860,000                       1.2              224,000      6,860,000
   Trust Co. of California
Two Chase Manhattan Plaza
5th Floor
New York, NY  10081

Citicorp Services, Inc.                            42,345,000                       7.7            1,382,696     42,345,000
P.O. Box 30576
Tampa, FL  33630-3576

Comerica Bank                                          15,000                         *                  490         15,000
411 W. Lafayette Capital
   Change-Proxy
Detroit, MI  48286

Corestates Bank N.A.                                4,175,000                         *              136,327      4,175,000
P.O. Box 7618
F.C. #1-9-1-21
Philadelphia, PA  19106-7618

Custodial Trust Company                             8,445,000                       1.5              275,755      8,445,000
101 Carnegie Center
Princeton, NJ  08540

Dillon, Read & Co., Inc.                            1,005,000                         *               32,816      1,005,000
120 Wall Street
New York, NY  10005

Fiduciary Trust Company,                              750,000                         *               24,490        750,000
   International
2 World Trade Center
96th Floor
New York, NY  10048-0772

First Tennessee Bank, N.A.                            935,000                         *               30,531        935,000
   (Memphis)
4385 Poplae Avenue
Memphis, TN  38117

Firstar Trust Company                               1,130,000                         *               36,898      1,130,000
777 East Wisconsin Avenue
Milwaukee, WI  53202


                                       33

                                                     BENEFICIAL OWNERSHIP                                       PRINCIPAL
                                                   AT     MARCH  , 1997(1)                    NUMBER            AMOUNT
                            ---------------------------------------------------------------
                                                                   PERCENT-                   OF SHARES         OF NOTES
                                                    PRINCIPAL       AGE OF       PERCENT-     COVERED           COVERED
                                      NUMBER OF     AMOUNT          COMMON        AGE OF      BY THIS           BY THIS
SELLING SECURITYHOLDERS               SHARES(2)     OF NOTES        STOCK(3)       NOTES      PROSPECTUS(2)     PROSPECTUS
-----------------------               ---------     ---------     -----------    ---------    -------------     ----------
Fleet Bank of Massa-                                1,018,000                         *               33,241      1,018,000
   chusetts, N.A.
c/o ADP Proxy Services
51 Mercedes Way
Edgewood, NY  11717

First National Bank of Chicago                      1,260,000                         *               41,143      1,260,000
One First National Plaza
Suite 0417
Chicago, IL  60670

First National Bank of Omaha                        1,870,000                         *               61,061      1,870,000
One First National Center
Omaha, NE  68102

First of America Bank-                                130,000                         *                4,245        130,000
   Michigan, N.A.
225 N. Rose Street N-3
Kalamazoo, MI  49007

Goldman, Sachs & Co.                                5,310,000                         *              173,388      5,310,000
c/o ADP Proxy Services
51 Mercedes Way
Edgewood, NY  11717

Goldman Sachs International                           700,000                         *               22,857        700,000
85 Broad Street
New York, NY  10004

Harris Trust & Savings Bank                            30,000                         *                  980         30,000
Proxy Operations
111 West Monroe Street, 1130
Chicago, IL  60690

Investors Fiduciary Trust                              80,000                         *                2,612         80,000
   Company/SSB
Global Proxy Unit, A5NW
P.O. Box 1631
Boston, MA  02105-1631

Investors Bank & Trust/M.F.                        10,075,000                       1.8              328,980     10,075,000
   Custody
89 South Street
6th Floor
Corp. Action Dept.
Boston, MA  02111

Investors Bank & Trust Co.                             75,000                         *                2,449         75,000
89 South Street
6th Floor
Corp. Action Dept.
Boston, MA  02111

Julius Baer Securities Inc.                           450,000                         *               14,694        450,000
330 Madison Avenue
New York, NY  10017

Key Bank National Association                       2,750,000                         *               89,796      2,750,000
4900 Tiedeman Road
Brooklyn, OH  44144


                                       34

                                                     BENEFICIAL OWNERSHIP                                       PRINCIPAL
                                                   AT     MARCH  , 1997(1)                    NUMBER            AMOUNT
                            ---------------------------------------------------------------
                                                                   PERCENT-                   OF SHARES         OF NOTES
                                                    PRINCIPAL       AGE OF       PERCENT-     COVERED           COVERED
                                      NUMBER OF     AMOUNT          COMMON        AGE OF      BY THIS           BY THIS
SELLING SECURITYHOLDERS               SHARES(2)     OF NOTES        STOCK(3)       NOTES      PROSPECTUS(2)     PROSPECTUS
-----------------------               ---------     ---------     -----------    ---------    -------------     ----------
LaSalle National Bank                                 160,000                         *                5,224        160,000
c/o ADP Proxy Services
51 Mercedes Way
Edgewood, NY  11717

Lehman Brothers, Inc.                               4,490,000                         *              146,612      4,490,000
c/o BSSC
Att:  Proxy Dept.
P.O. Box 29198
Brooklyn, NY  11202-9198

Lehman Brothers International                       5,000,000                         *              163,266      5,000,000
(Europe)-Prime Broker (LBI)
200 Vesey Street
New York, NY  10285

M&I Marshall & Ilsley Bank                             55,000                         *                1,796         55,000
Marshall & Ilsley Trust Co.
1000 North Water Street
P.O. Box 2977
Milwaukee, WI  53202

Mercantile, Safe Deposit                            2,405,000                         *               78,531      2,405,000
   and Trust Company
766 Old Hammonds Ferry Road
Proxy Unit #230-20
Linthicum, MD  21090

Merrill Lynch Professional                          2,000,000                         *               65,306      2,000,000
   Clearing Corp.
20 Broad Street
New York, NY  10005

Merrill Lynch, Pierce,                             12,990,000                       2.4              424,164     12,990,000
   Fenner & Smith Safekeeping
4 Corporate Place
Corporate Park 287
2nd Floor
Piscataway, NJ  08855

Merrill Lynch - Debt                                7,750,000                       1.4              253,062      7,750,000
   Securities
4 Corporate Place
Corporate Park 287
Piscataway, NJ  08855

Montgomery Securities                               5,500,000                       1.0              179,592      5,500,000
c/o ADP Proxy Services
51 Mercedes Way
Edgewood, NY  11717

Morgan (J.P.) Securities Inc.                       4,650,000                         *              151,837      4,650,000
60 Wall Street
6th Floor
New York, NY  10260

Morgan Stanley & Co., Incorporated                 10,095,000                       1.8              329,633     10,095,000
One Pierepont Plaza
7th Floor
Brooklyn, NY  11201


                                       35

                                                     BENEFICIAL OWNERSHIP                                       PRINCIPAL
                                                   AT     MARCH  , 1997(1)                    NUMBER            AMOUNT
                            --------------------------------------------------------------
                                                                   PERCENT-                   OF SHARES         OF NOTES
                                                    PRINCIPAL       AGE OF       PERCENT-     COVERED           COVERED
                                      NUMBER OF     AMOUNT          COMMON        AGE OF      BY THIS           BY THIS
SELLING SECURITYHOLDERS               SHARES(2)     OF NOTES        STOCK(3)       NOTES      PROSPECTUS(2)     PROSPECTUS
-----------------------               ---------     ---------     -----------    ---------    -------------     ----------
National City Bank                                    250,000                         *                8,163        250,000
1900 East 9th Street
Cleveland, OH  44114

NBD Bank                                            5,595,000                       1.0              182,694      5,595,000
611 Woodward Avenue
Detroit, MI  48226

Norwest Bank Minnesota                              3,530,000                         *              115,265      3,530,000
National Association
733 Marquette Avenue
Minneapolis, MN  55479-0056

Northern Trust Company                              7,030,000                       1.3              229,551      7,030,000
801 S. Canal C-In
Chicago, IL  60607

Old Kent Bank                                         695,000                         *               22,694        695,000
4420 44th Street SE
Kentwood, MI  49512

PaineWebber, Inc.                                   1,000,000                         *               32,653      1,000,000
1000 Harbor Blvd.
Weehawken, NJ  07087

PNC National Association                            2,395,000                         *               78,204      2,395,000
1835 Market Street
11 Penn Center
15th Floor
Philadelphia, PA  19103

Prudential Securities Incorporated                  2,850,000                         *               91,592      2,850,000
111 8th Avenue
4th Floor
New York, NY  10011

Republic New York Securities Corp.                    260,000                         *                8,490        260,000
c/o ADP Proxy Services
51 Mercedes Way
Edgewood, NY  11717

Robertson, Stephens & Company, L.P.                 3,900,000                         *              127,347      3,900,000
555 California Street
Suite 2600
San Francisco, CA  94104

Salomon Brothers Inc.                                 730,000                         *               23,837        730,000
c/o ADP Proxy Services
51 Mercedes Way
Edgewood, NY  11717

Sanwa Bank California                               3,220,000                         *              105,143      3,220,000
P.O. Box 513507
Los Angeles, CA  90051-3507

Smith Barney, Inc.                                    200,000                         *                6,531        200,000
333 W. 34th Street
New York, NY  10001


                                       36

                                                     BENEFICIAL OWNERSHIP                                       PRINCIPAL
                                                   AT     MARCH  , 1997(1)                    NUMBER            AMOUNT
                            --------------------------------------------------------------
                                                                   PERCENT-                   OF SHARES         OF NOTES
                                                    PRINCIPAL       AGE OF       PERCENT-     COVERED           COVERED
                                      NUMBER OF     AMOUNT          COMMON        AGE OF      BY THIS           BY THIS
SELLING SECURITYHOLDERS               SHARES(2)     OF NOTES        STOCK(3)       NOTES      PROSPECTUS(2)     PROSPECTUS
-----------------------               ---------     ---------     -----------    ---------    -------------     ----------
SBC Warburg Inc.                                   14,810,000                       2.7              483,592     14,810,000
141 W. Jackson Blvd.
Chicago, IL  60604

Societe Generale Custody                            2,000,000                         *               65,306      2,000,000
50 Rockefeler Plaza
New York, NY  10020

SSB-Custodian                                     108,925,000                      19.8            3,556,739    108,925,000
Global Proxy Unit, A5NW
P.O. Box 1631
Boston, MA  02105-1631

Sun Trust Bank                                      7,043,000                       1.3              229,976      7,043,000
c/o ADP Proxy Services
51 Mercedes Way
Edgewood, NY  11717

UMB Bank, N.A.                                        265,000                         *                8,653        265,000
P.O. Box 419260
Kansas City, MO  64141-6260

Bank of California (The)                              390,000                         *               12,735        390,000
Safekeeping Department
475 Sansome Street
11th Floor
San Francisco, CA  94145

Wachovia Bank North Carolina                        1,242,000                         *               40,555      1,242,000
100N. Main Street, NC  37121
Winston-Salem, NC  27150

Wells Fargo Bank, National Association              5,690,000                       1.0              185,796      5,690,000
26610 West Agoura Road
Calabasas, CA  91307

Yasuda Bank & Trust Company (USA)                   1,000,000                         *               32,653      1,000,000
666 Fifth Avenue
8th Floor
New York, NY  10103

First Bank, N.A.                                    1,135,000                         *               37,061      1,135,000
c/o ICE Proxy Services
71 Executive Blvd.
Farmingdale, NY  11735

Chase Manhattan Bank/Chemical                      57,150,000                      10.4            1,866,125     57,150,000
Auto Seattle Department
4 New York Plaza
4th Floor
New York, NY  10004

Booth & Co.                                         1,705,000                         *               55,673      1,705,000
c/o Northern Trust Company
P.O. Box 92303
Chicago, IL  60675

Bost & Co.                                            250,000                         *                8,163        250,000
Mellon Bank
P.O. Box 3195
Pittsburgh, PA 15230-3195

                                       37

                                                     BENEFICIAL OWNERSHIP                                       PRINCIPAL
                                                   AT     MARCH  , 1997(1)                    NUMBER            AMOUNT
                            ---------------------------------------------------------------
                                                                   PERCENT-                   OF SHARES         OF NOTES
                                                    PRINCIPAL       AGE OF       PERCENT-     COVERED           COVERED
                                      NUMBER OF     AMOUNT          COMMON        AGE OF      BY THIS           BY THIS
SELLING SECURITYHOLDERS               SHARES(2)     OF NOTES        STOCK(3)       NOTES      PROSPECTUS(2)     PROSPECTUS
-----------------------               ---------     ---------     -----------    ---------    -------------     ----------
Salkeld & Co.                                       2,450,000                         *               80,000      2,450,000
c/o Bankers Trust Co.
P.O. Box 704
Church Street Station
New York, NY  10008-0704

Pondware & Co.                                      3,880,000                         *              126,694      3,880,000
c/o State Street bank
P.O. Box 5756
Boston, MA  02206-5756

   Total                                         $550,000,000                      100%           17,959,205   $550,000,000

--------------------------------------------
 *     Less than 1.0%

(1) The information contained in this table reflects "beneficial" ownership of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act. On March 4, 1997, the Company had 403,597,021 shares of Common Stock outstanding. Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive power.

(2) Includes shares of Common Stock issuable upon conversion of the Notes. This information will be completed by amendment.

(3)    This information will be completed by amendment.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

         The following general discussion summarizes certain of the material U.S. federal income tax aspects of the acquisition, ownership and disposition of the Notes or Common Stock. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the Notes or Common Stock by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of Notes or Common Stock not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies or other financial institutions, persons that hold the Notes or Common Stock as part of a "straddle", a "hedge" against currency risk or a "conversion transaction", persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. [In addition, this discussion is generally limited to the tax consequences to initial holders.] Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

         This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

         PERSONS CONSIDERING THE PURCHASE OF SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

                                  U.S. HOLDERS

         The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is (i) a citizen or resident (as defined in Section 7701(b)(l) of the Code) of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) for tax years beginning before December 31, 1996, a trust the income of which is subject to U.S. federal income tax regardless of its source or, for tax years beginning after December 31, 1996 (and, if the trustee so elects, for tax years beginning after August 20, 1996), a trust if a United States court is able to exercise primary supervision over the administration of that trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

STATED INTEREST

         The stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income either at the time it accrues or is received depending upon such U.S. Holder's method of accounting for federal income tax purposes. For this purpose, interest will be deemed to accrue without regard to conversion of the Notes.

MARKET DISCOUNT

         Generally, the market discount rules discussed below will not apply to a U.S. Holder who acquired a Note when it was originally issued. These rules would apply, however, to any original U.S. Holder whose tax basis in the Note is less than such Note's "issue price" (i.e., the first price at which a substantial amount of the Notes are sold).

         Gain recognized on the disposition (including a redemption) by a subsequent purchaser of a Note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount, provided that the amount of market discount exceeds a statutorily defined de minimis amount. "Market discount" is defined as the excess, if any, of (i) the stated redemption price at maturity over (ii) the tax basis of the debt obligation in the hands of the holder immediately after its acquisition.

         Under the de minimis exception, there is no market discount if the excess of the stated redemption price at maturity of the obligation over the holder's tax basis in the obligation is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the Note's date of maturity. Unless a holder elects otherwise, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by a holder and the denominator of which is the number of days after the holder's acquisition of the obligation up to and including its maturity date.

         If a U.S. Holder of a Note acquired at market discount disposes of such
Note in any transaction other than a sale, exchange or involuntary conversion, even though otherwise non-taxable (e.g., a gift), such U.S. Holder will be deemed to have realized an amount equal to the fair market value of the Note and would be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain. A U.S. Holder of a Note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to carry the Note until it is disposed of in a taxable transaction.

         A U.S. Holder of a Note acquired at market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the U.S. Internal Revenue Service (the "Service"). If a U.S. Holder of a Note so elects to include market discount in income currently, the above-discussed rules with respect to ordinary income recognition resulting from sales and certain other disposition transactions and to deferral of interest deductions would not apply.

BOND PREMIUM

         If a U.S. Holder purchases a Note at a cost (other than the amount attributable to the conversion feature of the Note) that is in excess of the amount payable on maturity (which will be determined by reference to an earlier call date if the call price would reduce the amount of the premium) (such excess being the "bond premium"), a U.S. Holder may elect under Section 171 of the Code to amortize such bond premium on a constant interest basis over the period from the acquisition date to the maturity date of such Note (or, in certain circumstances, until an earlier call date) and, except as future Treasury regulations may otherwise provide, reduce the amount of interest included in income in respect of the Note by such amount. A U.S. Holder who elects to amortize bond premium must reduce its adjusted basis in the Note by the amount of such allowable amortization. An election to amortize bond premium would apply to all amortizable bond premium on all taxable bonds held at or acquired after the beginning of the U.S. Holder's taxable year as to which the election is made, and may be revoked only with the consent of the Service.

         If an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will generally receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the Note.

TAX BASIS

         A U.S. Holder's adjusted tax basis in a Note will be equal to the purchase price paid by such U.S. Holder for such Note increased by the amount of any market discount included in income with respect to the Note and reduced by the amount of any amortizable bond premium applied to reduce interest on the Note.

SALE OR REDEMPTION

         Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Note will be a taxable event for federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between
(i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (other than in respect of accrued and unpaid interest thereon) and (ii) the U.S. holder's adjusted tax basis therein (other than any tax basis attributable to accrued and unpaid interest). Subject to the discussion above under the caption "Market Discount," such gain or loss should be capital gain or loss and will be long-term capital gain or loss if the Note had been held by the U.S. Holder for more than one year at the time of such sale, exchange, redemption or other disposition.

CONVERSION OF NOTE INTO COMMON STOCK

         No gain or loss will be recognized for federal income tax purposes on conversion of Notes solely into shares of Common Stock, except with respect to any cash received in lieu of a fractional share or, in the case of both cash and accrual basis taxpayers, any accrued interest not previously included in Income. To the extent the conversion is not treated as resulting in the payment of interest, the tax basis for the shares of Common Stock received upon conversion will be equal to the tax basis of the Notes converted into Common Stock, and the holding period of the shares of Common Stock will include the holding period of the Notes converted. Any accrued market discount not previously included in income as of the date of the conversion of the Notes and not recognized upon the conversion (e.g., as a result of the receipt of cash in lieu of a fractional interest in a Note) should carry over to the Common Stock received on conversion and be treated as ordinary income upon the subsequent disposition of such Common Stock.

ADJUSTMENT OF CONVERSION PRICE

         Section 305 of the Code treats as a distribution taxable as a dividend (to the extent of the issuing corporation's current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock or convertible securities. Under Treasury regulations, an adjustment in the conversion price, or the failure to make such an adjustment, may, under certain circumstances be treated as a constructive dividend. Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property. Generally, a U.S. Holder's tax basis in a Note will be increased by the amount of any such constructive dividend.

BACK-UP WITHHOLDING

         A U.S. Holder of Notes or Common Stock may be subject to "back-up withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the Notes or proceeds from the disposition of Common Stock. These back-up withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (TIN) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,
(iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up withholding. A U.S. Holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the Service. Any amount withheld from a payment to a U.S. Holder under the back-up withholding rules is creditable against the U.S. Holder's federal income tax liability, provided the required information is furnished to the Service. Back-up withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemption from back-up withholding is properly established.

         The Company will report to the U.S. Holders of Notes and Common Stock and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                                NON-U.S. HOLDERS



         The following discussion is limited to the U.S. federal income tax consequences relevant to a Holder of a Note that is not a U.S. Holder ("Non-U.S. Holder").

         For purposes of withholding tax on interest and dividends discussed below, a non-resident alien or other non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder. For purposes of the following discussion, interest, dividends and gain on the sale exchange or other disposition of a Note or Common Stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

STATED INTEREST

         Generally any interest paid to a Non-U.S. Holder of a Note that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest." Generally interest on the Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, (ii) the beneficial owner, under penalty or perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address, and (iii) the Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

         The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% gross rate. In the case of a Non- U.S. Holder that is a corporation, such United States trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to United States trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the Service designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under proposed regulations, the Forms 1001 and 4224 will be replaced by



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


Form W-8. Also, under proposed regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the proposed regulations for payments through qualified intermediaries.

DIVIDENDS

         In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such is reduced by an applicable income tax treaty. Dividends that are connected with such holder's conduct of a trade or business in the United States or (U.S. trade or business income) are generally subject to U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. Dividends paid to an address in a foreign country generally are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under proposed U.S. Treasury regulations, not currently in effect, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirement that the Non-U.S. Holder file a form which contains the holder's name and address or provides certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

         A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the Service.

CONVERSION

         A Non-U.S. Holder generally will not be subject to U.S federal income tax on the conversion of Notes into Common Stock, except with respect to cash (if any) received in lieu of a fractional share or interest not previously included in income. Cash in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of Notes. Cash or Common Stock treated as issued for accrued interest would be treated as interest under the rules described above.

SALE, EXCHANGE OR REDEMPTION OF NOTES OR COMMON STOCK

         Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), and (iv) in the case of the disposition of Common Stock, the Company has not been and does not become a U.S. real property holding company.


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

FEDERAL ESTATE TAX

         Notes held (or treated as held) by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax provided that the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and income on the Notes was not U.S. trade or business income. Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) will be included in such individual's estate for U.S. federal income tax purposes unless an applicable estate tax treaty otherwise applies.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         The Company must report annually to the Service and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

         The Treasury regulations provide that backup withholding and information reporting will not apply to payments of principal on the Notes by the Company to a Non-U.S. Holder, if the Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.)

         The payment of the proceeds from the disposition of Notes or Common Stock to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

         In the case of the payment of proceeds from the disposition of Notes or Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

         Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

         United States Foreign Investment in Real Property Tax Act

         Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), a foreign person who disposes of a "United States real property interest" generally is required to recognize gain or loss that is subject to United States federal income tax. In addition, any person who acquires a "United States real property interest" from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation". The Company does not believe that it is a United States real property holding corporation as of the date hereof, although it has not conducted or obtained an appraisal of its assets to determine whether it is now or will be a United States real property holding corporation, if it is not established that the Company is not a United States real property holding corporation, then, unless an exemption applies, both the Common Stock and the Notes would be treated as United States real property interests, and the disposition of either Common Stock or Notes by a Non-United States Holder would be subject to FIRPTA tax and withholding.

         However, an interest in a United States corporation generally will not be treated as a United States real property interest if, at any time during the calendar year, any class of stock of the corporation is "regularly traded" on an established securities market (the "regularly-traded exemption"). The Company believes that the Company's Common Stock is regularly traded on an established securities market within the meaning of the applicable regulations, although there can be no assurance that the Common Stock will remain regularly traded. The remainder of this discussion assumes that the Common Stock is and will remain, regularly traded on an established securities market. Except as described below, shares of Common Stock and Notes held by a Non-United States Holder will generally not be treated as United States real property interests, and the disposition of such shares and Notes (including a conversion or redemption of the Notes) by a Non-United States Holder will not be subject to FIRPTA tax or withholding.

         The regularly-traded exemption is not available to a regularly traded interest (such as the Common Stock) if such interest is owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest or other applicable determination date. Accordingly, the sale or other disposition of Common Stock by a Non-United States Holder whose aggregate beneficial ownership has exceeded that 5% threshold, will be subject to income taxation under FIRPTA. However, under a special rule, such dispositions should not be subject to FIRPTA withholding.

         The regularly-traded exemption is also not available to a "non-regularly traded" class of interest in a United States corporation that is convertible into a regularly traded class of interests in the corporation if, on the date such non-regularly traded interest was acquired by its present holder, such interest had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the corporation's stock into which it is convertible. (Interests of a non-regularly traded class acquired over a period of time will be aggregated for purposes of applying the 5% test described above.) Accordingly, the sale, exchange, conversion or redemption by a Non-United States Holder of Notes which, on an applicable determination date, had a fair market value greater than 5% of the Common Stock, will be subject to FIRPTA tax and withholding. A Non-United States Holder who sells or otherwise disposes of Notes may be required to inform its transferee whether such Notes constitute a United States real property interest. The foregoing discussion assumes that the Notes constitute interests that are non-regularly traded interests convertible into a regularly traded class of interests. It is not entirely certain how the regularly-traded exemption will apply if the Notes become "regularly traded" within the meaning of the FIRPTA rules.

         Any investor that may approach or exceed 5% ownership, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result.

                                   THE COMPANY

         The Company expects that interest on the Notes will be deductible for federal income tax purposes. While it is possible that certain circumstances could occur in the future that may limit the deductibility of such interest, the Company does not presently believe that such conditions will arise.

         THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

         The Common Stock is listed on the NYSE under the symbol "CU". The Rule 144A Notes have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market of the National Association of Securities Dealers, Inc. The Selling Securityholders have advised the Company that the Securities may be sold from time to time by the Selling Securityholders in transactions effected through the facilities of any national securities exchange or U.S. automated interdealer quotation system of a registered national securities association on which any of the Securities are then listed, admitted to unlisted trading privileges or included for quotation, in privately negotiated transactions or otherwise. The Securities also may be sold in a single underwritten public offering if the holders of a majority of the Registrable Securities so elect. See "Description of Notes-Registration Rights." The Securities will be sold at prices and on terms then prevailing, at prices related to the then-current market price of the Securities, or at negotiated prices. The Company has been advised that the Selling Securityholders may effect sales of the Securities directly, or indirectly by or through agents or broker-dealers and that the Securities may be sold by one or more of the following methods: (a) ordinary brokerage transactions, (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus, and (c) in "block" sale transactions. At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions, discounts, concessions or allowances and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by any Selling Securityholder and/or the purchasers of the Securities may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts, concessions, allowances or commissions from the Selling Securityholders and/or the purchasers of the Securities in amounts which will be negotiated prior to the time of sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. The Company has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Securityholder and any broker-dealer or agent.

         In connection with the distribution of the Securities, certain of the Selling Securityholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Securities in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also sell the Securities short and redeliver the Securities to close out the short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers which require the delivery of the Securities to the broker-dealer. The Selling Securityholders may also loan or pledge the Securities to a broker-dealer and the broker-dealer may sell the Securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the Selling Security holders may from time to time enter into other types of hedging transactions.

         Any broker-dealer participating in any distribution of Securities in connection with the offering made hereby may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act and may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, to any person who purchases any of the Securities from or through such broker-dealer.

         Under the Registration Rights Agreement, the Company is required to comply with the requirements of Rule 144(c) under the Securities Act, as such Rule may be amended from time to time (or any similar rule or regulation hereafter adopted by the Commission), regarding the availability of current public information to the extent required to enable the Selling Securityholders to sell Securities without registration under the Securities Act pursuant to Rule 144 (or any similar rule or regulation). In addition, the Company has agreed to pay certain expenses incident to the filing of the Registration Statement and maintaining its effectiveness for resales, from time to time, of the Registrable Securities. The Selling Securityholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or, to the extent such indemnification is unavailable or otherwise limited, will be entitled to contribution in connection therewith. The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders.

                             VALIDITY OF SECURITIES

         The validity of the Notes to be issued in the Offering is being passed upon for the Company by Robert T. Tucker, Esq., Corporate Secretary of the Company.

                                     EXPERTS

         The consolidated financial statements and schedule of the Company appearing in the CUC 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the years ended January 31, 1995 and 1994, are based in part on the report of Deloitte & Touche LLP, independent auditors of Advance Ross Corporation ("ARC"). The consolidated financial statements included in its Current Report on Form 8-K dated July 24, 1996 (which was filed with the Commission on September 17, 1996) also have been audited by Ernst & Young LLP, as set forth in their report included therein and incorporated herein by reference which, as to the years ended January 31, 1996, 1995 and 1994, are based in part on the reports of Deloitte & Touche LLP, independent auditors of Sierra, KPMG Peat Marwick LLP, independent auditors of Davidson, and Price Waterhouse LLP, independent auditors of Ideon and as to the years ended January 31, 1995 and 1994, are based in part on the report of Deloitte & Touche LLP, independent auditors of ARC. The financial statements and schedule referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         With respect to the unaudited condensed consolidated interim financial information for the three-month periods and the nine-month periods ended October 31, 1996 and October 31, 1995, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1996, incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.


         The consolidated financial statements included in the CUC 10-K and in the Company's Current Report on Form 8-K filed with the Commission on September 17, 1996 have not been adjusted to give effect to the three-for-two stock split of the Common Stock effected on October 21, 1996.

         The consolidated financial statements of Ideon as of December 31, 1995 and 1994 and as of October 31, 1994, and for the year ended December 31, 1995, the two months ended December 31, 1994 and each of the two years in the period ended October 31, 1994, incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K filed with the Commission on September 17, 1996, have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements and related financial statement schedules of Davidson as of December 31, 1995 and 1994 and for the three years in the period ended December 31, 1995, incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K filed with the Commission on September 17, 1996, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements and related financial statement schedule of Sierra as of March 31, 1996 and 1995 and for the three years in the period ended March 31, 1996, incorporated in this Prospectus by reference to the Company's Current Report on form 8-K filed with the Commission on September 17, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements and related financial statement schedule of ARC as of December 31, 1994 and for the two years ended December 31, 1994, incorporated in this Prospectus by reference to the CUC 10- K and the Company's Current Report on Form 8-K filed with the Commission on September 17, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================
         No person has been authorized in connection with the offering made hereby to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                   -----------

                                TABLE OF CONTENTS

                                                                            PAGE
AVAILABLE INFORMATION..........................................................3
INCORPORATION OF CERTAIN INFORMATION BY
   REFERENCE...................................................................4
SUMMARY........................................................................5
USE OF PROCEEDS...............................................................12
DESCRIPTION OF NOTES..........................................................13
DESCRIPTION OF CAPITAL STOCK..................................................28
SELLING SECURITYHOLDERS.......................................................30
CERTAIN UNITED STATES FEDERAL TAX
CONSIDERATIONS................................................................39
PLAN OF DISTRIBUTION..........................................................46
VALIDITY OF SECURITIES........................................................47
EXPERTS.......................................................................47



                                  $550,000,000
                             CUC INTERNATIONAL INC.
                           3% CONVERTIBLE SUBORDINATED
                          Notes Due February 15, 2002

                              17,959,205 SHARES OF
                                  COMMON STOCK


                              --------------------
                                   PROSPECTUS
                              --------------------

                               ________ __, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee......        $166,666.67
*Accounting Fees and Expenses............................
*Legal Fees and Expenses.................................
*Blue Sky Fees and Expenses..............................
*Printing and Engraving..................................
*Miscellaneous...........................................

Total....................................................    $
                                                              ==============

As noted in Part I of this Registration Statement under "Plan of Distribution", the Company has agreed to bear certain costs incident to the registration of Securities and maintaining the effectiveness thereof.

* Estimated for purposes of completing information required pursuant to this
Item 14.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

                  The Company's By-Laws contains provisions that provide for indemnification of officers and directors and their heirs and distributees to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

                  As permitted by Section 102(b)(7) of the DGCL, the Company's Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

                  The Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.


ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES

(a) Exhibits


      4.0 Indenture dated as of February 11, 1997, between CUC International Inc. and Marine Midland Bank, as trustee (incorporated herein by reference to Exhibit 4(a) of the Company's Current Report on Form 8-K filed with the Commission on February 13, 1997).
      4.1 Registration Rights Agreement dated as of February 11, 1997, between CUC International Inc. and Goldman, Sachs & Co. for itself and on behalf of the other Purchasers party thereto (incorporated herein by reference to Exhibit 4(b) to the Company's Current Report on Form 8-K filed with the Commission on February 13, 1997).
      5.0   Opinion of Robert T. Tucker, Esq.
      12.0  Ratio of Earnings to Fixed Charges.
      15.0 Letter from Ernst & Young LLP regarding unaudited condensed consolidated interim financial information of CUC International Inc.
      23.0  Consent of Ernst & Young LLP
      23.1 Consent of Price Waterhouse LLP (relating to the financial statements of Ideon Group, Inc.)
      23.2 Consent of Deloitte & Touche LLP (relating to the financial statements of Sierra On-Line, Inc.)
      23.3 Consent of Deloitte & Touche LLP (relating to the financial statements of Advance Ross Corporation)
      23.4 Consent of KPMG Peat Marwick (relating to the financial statements of Davidson & Associates, Inc.)
      23.5  Consent of Robert T. Tucker, Esq. (included in the opinion filed as
            Exhibit 5.1).
      24.0 Power of Attorney (included as part of the signature page to this Registration Statement)
      25.0 Statement of Eligibility and Qualification of Marine Midland Bank, as trustee, on Form T-1.


ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act of 1939 as amended in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 10th day of March, 1997.

                                        CUC INTERNATIONAL INC.


                                        By:/s/ Walter A. Forbes
                                           -----------------------
                                           Walter A. Forbes
                                           Chief Executive Officer and
                                           Chairman of the Board of Directors


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints
Walter A. Forbes and E. Kirk Shelton, and each and either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                                    Title                                  Date
             ---------                                    -----                                  ----
/s/ Walter A. Forbes                  Chief Executive Officer and Chairman of the Board       March 10, 1997
-----------------------------------   Principal Executive Officer)
Walter A. Forbes

/s/ Cosmo Corigliano                  Senior Vice President and Chief Financial Officer       March 10, 1997
-----------------------------------   Principal Financial and Accounting Officer)
Cosmo Corigliano

/s/ Bartlett Burnap                   Director                                                March 10, 1997
-----------------------------------
Bartlett Burnap

/s/ T. Barnes Donnelley               Director                                                March 10, 1997
-----------------------------------
T. Barnes Donnelley

/s/ Stephen A. Greyser                Director                                                March 10, 1997
-----------------------------------
Stephen A. Greyser

/s/ Christopher K. McLeod             Director                                                March 10, 1997
-----------------------------------
Christopher K. McLeod

/s/ Burton C. Perfit                  Director                                                March 10, 1997
-----------------------------------
Burton C. Perfit

/s/ Robert P. Rittereiser             Director                                                March 10, 1997
-----------------------------------
Robert P. Rittereiser

/s/ Stanley M. Rumbough, Jr.          Director                                                March 10, 1997
-----------------------------------
Stanley M. Rumbough, Jr.

/s/ E. Kirk Shelton                   Director                                                March 10, 1997
-----------------------------------
E. Kirk Shelton

                                      II-4


/s/ Kenneth A. Williams               Director                                                March 10, 1997
-----------------------------------
Kenneth A. Williams

/s/ Janice G. Davidson                Director                                                March 10, 1997
-----------------------------------
Janice G. Davidson

/s/ Robert M. Davidson                Director                                                March 10, 1997
-----------------------------------
Robert M. Davidson



                                INDEX TO EXHIBITS



Exhibit


4.0 Indenture dated as of February 11, 1997, between CUC International Inc. and Marine Midland Bank, as trustee (incorporated herein by reference to Exhibit 4(a) of the Company's Current Report on Form 8-K filed with the Commission on February 13, 1997).

4.1 Registration Rights Agreement dated as of February 11, 1997, between CUC International Inc. and Goldman, Sachs & Co. for itself and on behalf of the other Purchasers party thereto (incorporated herein by reference to Exhibit 4(b) to the Company's Current Report on Form 8-K filed with the Commission on February 13, 1997).

5.0   Opinion of Robert T. Tucker, Esq.

12.0  Ratio of Earnings to Fixed Charges.

15.0 Letter from Ernst & Young LLP regarding unaudited condensed consolidated interim financial information of CUC International Inc.

23.0  Consent of Ernst & Young LLP

23.1 Consent of Price Waterhouse LLP (relating to the financial statements of Ideon Group, Inc.).

23.2 Consent of Deloitte & Touche LLP (relating to the financial statements of Sierra On-Line, Inc.).

23.3 Consent of Deloitte & Touche LLP (relating to the financial statements of Advance Ross Corporation).

23.4 Consent of KPMG Peat Marwick (relating to the financial statements of Davidson & Associates, Inc.).

23.5  Consent of Robert T. Tucker, Esq. (included in the opinion filed as
      Exhibit 5.0).

24.0 Power of Attorney (included as part of the signature page to this Registration Statement).

25.0 Statement of Eligibility and Qualification of Marine Midland Bank, as trustee, on Form T-1.




                                      II-6